UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02.	Departure of Directors Of Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On November 10, 2009, Arch Chemicals, Inc. (the “Company”) entered into an agreement (the “Agreement”) with L.S. Massimo, its former Executive Vice President and Chief Operating Officer regarding his termination of employment. In the Agreement, Mr. Massimo has agreed to provisions that provide for noncompetition for a two-year period, nonsolicitation for a three-year period and nondisparagement for a three-year period. Mr. Massimo will also provide the Company with releases of liability in connection with his termination. Under the Agreement, Mr. Massimo will continue as an employee through December 31, 2009. In addition to the compensation and benefits he is otherwise entitled under his pre-existing Executive Agreement for a termination without cause and the pension plans in which he participates, the Agreement provides that he will be eligible for or receive the following additional benefits and compensation:

1.	Mr. Massimo will be eligible for the discretionary portion of his 2009 annual bonus. This discretionary cash bonus will be based on his achievement of his personal goals for 2009 and is at the discretion of the Compensation Committee of the Company’s Board of Directors. The amount of the bonus will be determined in the first quarter of 2010. His target discretionary bonus is $144,000, representing 30% of his total annual 2009 bonus target of $480,000. The remainder (70%) of his total annual target bonus for 2009 will be based on the achievement of the Company’s 2009 financial targets previously set under the existing terms of the Company’s Senior Management Incentive Compensation Plan in which Mr. Massimo remains a participant for 2009. If the minimum financial targets are not achieved, this 70% bonus will not be paid.

2.	Mr. Massimo’s 2008 and 2009 grants of performance share units and performance retention share units will continue outstanding beyond December 31, 2009 and will be then prorated based on his years of employment during the applicable three-year performance period. As a result, his total 2008 grant of units will be reduced from 25,400 units to 16,933 units and his total 2009 grants of units will be reduced from 40,000 units to 13,333 units. The 2008 and 2009 prorated grants will only payout if the performance target of return on equity (“ROE”) is met at the end of Year Two or Year Three of the applicable performance cycle. If the ROE target is not met by the end of the applicable performance cycle, the units will be forfeited and extinguished without any payment. The units are paid 60% in shares of the Company’s Common Stock and 40% in cash. The units payable in cash will be valued on a one-to-one basis with the Company’s Common Stock with the per share price being determined on the New York Stock Exchange near the time of any payout.

3.	The Company has agreed to continue Mr. Massimo’s group medical and dental benefits after the 12-month continuation of coverage period provided under his pre-existing Executive Agreement until the earlier of (a) his reaching age 55 or (b) his securing other employment. This coverage will be provided on the same terms and basis as the Company’s active employees generally as in effect from time to time.

This summary of the Agreement is qualified in its entirety by a copy of the Agreement which is attached as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01.	Financial Statements And Exhibits

(d) Exhibits

10.1	Agreement between Arch Chemicals, Inc. and Louis S. Massimo, dated November 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2009

ARCH CHEMICALS, INC.

By:	/S/ STEVEN C. GIULIANO
Name:	Steven C. Giuliano
Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement between Arch Chemicals, Inc. and Louis S. Massimo, dated November 2, 2009.